Exhibit 99.1

Life Time Reports Fourth Quarter and Full-Year Fiscal 2022 Financial Results
CHANHASSEN, Minn. (March 8, 2023) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal fourth quarter and full-year ended December 31, 2022.
Bahram Akradi, Founder, Chairman and CEO, stated: “We had a strong 2022 and believe we are entering 2023 with great momentum in our business. Our strategies are working. The strategic investments we have made are driving increased club usage and memberships. We are also optimizing our pricing to continue to enhance our member experience, increase center revenue per center membership and deliver margin expansion. In 2023, our top priority is to improve our balance sheet, including by growing our revenue and increasing our operating margin to reduce our leverage. Our entire organization is united in delivering incredible experiences to our members and continued strong financial performance.”
Financial Summary

	Three Months Ended			Year Ended
($ in millions, except memberships and per membership data)	December 31,			December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Revenue	$472.7	$360.5	31.1%	$1,822.6	$1,318.1	38.3%
Center operations expenses (1)	$253.8	$218.8	16.0%	$1068.2	$844.1	26.5%
Rent	$66.1	$55.3	19.5%	$245.2	$209.8	16.9%
General, administrative, and marketing expenses (2)	$38.3	$353.6	(89.2)%	$214.0	$480.5	(55.5)%
Net income (loss)	$13.7	$(304.8)	NM	$(1.8)	$(579.4)	NM
Adjusted EBITDA	$107.0	$48.0	122.9%	$281.7	$80.3	250.8%
Comparable center sales	26.0%	52.0%		33.0%	35.3%
Center memberships, end of period	725,206	649,373	11.7%	725,206	649,373	11.7%
Average center revenue per center membership	$640	$536	19.4%	$2,528	$2,098	20.5%
NM - Not meaningful
(1)    Includes non-cash share-based compensation expense of $0.4 million and $12.9 million for the three months ended December 31, 2022 and 2021, respectively, and $2.8 million and $12.9 million for the years ended December 31, 2022 and 2021, respectively.
(2)    The three months ended December 31, 2022 and 2021, include non-cash share-based compensation expense of $3.4 million and $309.9 million, respectively, and non-recurring one-time items of $0.2 million and $2.6 million, respectively. The years ended December 31, 2022 and 2021, include non-cash share-based compensation expense of $33.5 million and $316.8 million, respectively, and non-recurring one-time items of $2.6 million and $5.4 million, respectively.
Fourth Quarter 2022 Information
•Revenue increased due to strong growth in membership dues and in-center revenues, which was driven by our pricing strategy, increased memberships and higher utilization of our in-center offerings by our members.
•Average monthly dues per center membership increased approximately 20% to $162.
•Net center memberships declined approximately 3,500, consistent with typical seasonality, and far less than the approximately 13,000 decline in the fourth quarter of 2019.
•Center operations expenses increased primarily due to added staffing to support increased center usage, expanded programming and new center openings, as well as labor and utility cost inflation.
•General, administrative and marketing expenses declined primarily due to higher non-cash share-based compensation expense in the prior year period. Excluding non-cash share-based compensation expense and one-time items in both periods, general, administrative and marketing expenses declined by $6.4 million primarily due to lower expenses associated with management incentive compensation.
•Net income included $3.4 million of tax-effected non-cash share-based compensation expense and $0.5 million of one-time tax-effected expenses. Net loss in the prior year period included $258.3 million of tax-effected non-cash share-based compensation expense and $12.6 million of one-time tax-effected additional interest expense incurred in connection with the partial pay down of our term loan. Excluding the impact of these expenses, net income improved by $51.2 million.
•Net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from our initial margin expansion efforts.
Full-Year 2022 Information
•Revenue increased due to strong growth in membership dues and in-center revenues, which was driven by our pricing strategy, continued center membership recovery, higher utilization of our in-center offerings by our members after the adverse impacts of COVID-19, and supported by strategic investments in our business, and the opening of 10 new centers.
•Center operations expenses increased primarily due to added staffing to support increased center usage, expanded programming and new center openings, as well as labor and utility cost inflation.
•General, administrative and marketing expenses declined due to higher non-cash share-based compensation expense in the prior year period. Excluding non-cash share-based compensation expense and one-time items in both periods, general, administrative and marketing expenses increased by $19.6 million primarily due to increased labor to enhance and broaden our member services and higher marketing, information technology and public company-related expenses.
•Net loss included a $66.9 million tax-effected gain on sale-leaseback transactions associated with nine of our properties, partially offset by $25.5 million of tax-effected non-cash share-based compensation expense. Net loss in the prior year included $269.1 million of tax-effected non-cash share-based compensation expense and $68.6 million of one-time tax-effected additional interest expense incurred in connection with the conversion of a related-party secured note into preferred stock, debt refinancing, and the partial pay down of our term loan. Excluding these items of income and expense, net loss improved by $195.2 million.
•Net loss and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue.
New Center Openings
•The Company opened five new centers in the fourth quarter of 2022 and 10 new centers in fiscal 2022.
•As of December 31, 2022, we operated a total of 161 centers.
•The Company plans to open 10 new centers in 2023, including three in the first quarter.
Cash Flow Highlights
•As of December 31, 2022, the Company had total cash and cash equivalents of $25.5 million and had $20.0 million in outstanding borrowings under its $475 million revolving credit facility.
•Net cash provided by (used in) operating activities totaled $201.0 million for the year ended December 31, 2022, compared to $(20.0) million in 2021.
•Free cash flow before growth capital expenditures totaled $19.2 million for the year ended December 31, 2022, compared to $(143.6) in 2021.
•Growth capital expenditures, net of construction reimbursements, center maintenance capital expenditures and corporate capital expenditures totaled $409.4 million, $98.1 million and $83.6 million, respectively, for the year ended December 31, 2022, compared to $205.3 million, $61.9 million and $61.7 million, respectively, in 2021.
Sale-Leasebacks
•The Company completed sale-leaseback transactions associated with nine properties for gross proceeds of approximately $375 million in fiscal 2022.
•The Company continues to explore alternative sale-leaseback structures to optimize our financing cost in a tax-efficient manner.

2023 Outlook
First Quarter 2023 Guidance

			Percent
	Three Months Ended	Three Months Ended	Change
	March 31, 2023	March 31, 2022	(Using
($ in millions)	(Guidance)	(Actual)	midpoints)
Revenue	$505 - $510	$392	29%
Net income (loss)	$10 - $11	$(38)	NM
Adjusted EBITDA	$108 - $110	$41	166%
NM - Not meaningful
Full-Year 2023 Guidance

	Year Ended		Percent	Year Ended
	December 31, 2023	Year Ended	Change	December 31, 2023
	(Guidance	December 31, 2022	(Using	(Guidance
($ in millions)	March 8, 2023)	(Actual)	midpoints)	January 9, 2023)
Revenue	$2,200 - $2,300	$1,823	23%	$2,200 - $2,300
Adjusted EBITDA	$440 - $460	$282	60%	$430 - $450
Rent	$270 - $280	$245	12%	$280 - $290
Other 2023 Outlook Items
•We plan to open 10 athletic country clubs in 2023.
•We expect full-year rent expense to include non-cash rent expense of $35 million to $40 million.
•We anticipate being able to offset a large portion of our 2023 cash taxes by utilizing a portion of our net operating loss carryforwards.
•We are planning to execute sale-leaseback transactions to generate gross proceeds of $300 million.
•We are targeting capital expenditures of $260 million to $280 million, net of the planned $300 million in sale-leaseback gross proceeds. This includes $380 million to $400 million of growth capital with the balance primarily devoted to asset management and technology spending.
•We expect to achieve leverage of approximately four times net debt to adjusted EBITDA by year-end.
Conference Call Details
A conference call to discuss the Company’s fourth quarter and full-year financial results is scheduled for today:
•Date and Time: March 8, 2023, at 8:30am Eastern Time
•Dial-In: 877-451-6152 (U.S.) and 201-389-0879 (international)
•Webcast: Link to 4Q and Full-Year Webcast
•A recorded replay of the conference call will be available after the conclusion of the call and will be available for a period of time online at https://ir.lifetime.life/
# # #

About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 160 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities and ecosystem address all aspects of healthy living, healthy aging and healthy entertainment for people 90 days to 90+ years old. Supported by a team of more than 34,000 dedicated professionals, Life Time is committed to providing the best programs and experiences through its clubs, iconic athletic events and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA and free cash flow before growth capital expenditures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow before growth capital expenditures is defined as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2023 included in this press release in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits; legal settlements or other matters; and certain tax positions. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.
The Company includes a center, for comparable center sales purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the first quarter and fiscal year 2023, opportunities for growth, cost efficiencies and margin expansion, improvements to its balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, expected number of new center openings and successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure, risks relating to our human capital, risks relating to legal compliance and risk management, risks relating to our financial performance and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2022, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper // InvestorRelations@lifetime.life
Media
Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lifetime.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2022		2021	2022	2021
Revenue:
Center revenue	$462,022		$352,944	$1,769,520	$1,286,634
Other revenue	10,633		7,584	53,037	31,419
Total revenue	472,655		360,528	1,822,557	1,318,053
Operating expenses:
Center operations	253,825		218,776	1,068,208	844,098
Rent	66,060		55,271	245,226	209,823
General, administrative and marketing	38,326		353,647	213,976	480,543
Depreciation and amortization	57,203		58,119	228,883	235,124
Other operating expenses (income)	12,250		12,993	(44,355)	43,653
Total operating expenses	427,664		698,806	1,711,938	1,813,241
Income (loss) from operations	44,991		(338,278)	110,619	(495,188)
Other (expense) income:
Interest expense, net of interest income	(28,805)		(48,372)	(113,537)	(224,516)
Equity in earnings (loss) of affiliate	171		403	300	(9)
Total other expense	(28,634)		(47,969)	(113,237)	(224,525)
Income (loss) before income taxes	16,357		(386,247)	(2,618)	(719,713)
Provision for (benefit from) income taxes	2,631		(81,477)	(825)	(140,344)
Net income (loss)	$13,726		$(304,770)	$(1,793)	$(579,369)

Income (loss) per common share:
Basic	$0.07		$(1.64)	$(0.01)	$(3.73)
Diluted	$0.07		$(1.64)	$(0.01)	$(3.73)
Weighted-average common shares outstanding:
Basic	$194,182		$185,956	$193,570	$155,470
Diluted	196,378	196,378	185,956	193,570	155,470

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$25,509	$31,637
Accounts receivable, net	13,381	6,464
Center operating supplies and inventories	45,655	41,007
Prepaid expenses and other current assets	45,743	48,883
Income tax receivable	748	3,533
Total current assets	131,036	131,524
Property and equipment, net	2,901,242	2,791,464
Goodwill	1,233,176	1,233,176
Operating lease right-of-use assets	2,116,761	1,864,528
Intangible assets, net	173,404	174,241
Other assets	69,744	61,742
Total assets	$6,625,363	$6,256,675
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,973	$71,308
Construction accounts payable	125,031	83,311
Deferred revenue	36,859	33,871
Accrued expenses and other current liabilities	154,427	147,920
Current maturities of debt	15,224	23,527
Current maturities of operating lease liabilities	51,892	46,315
Total current liabilities	457,406	406,252
Long-term debt, net of current portion	1,805,698	1,775,719
Operating lease liabilities, net of current portion	2,162,424	1,909,883
Deferred income taxes, net	41,393	55,213
Other liabilities	34,181	18,216
Total liabilities	4,501,102	4,165,283
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 194,271 and 193,060 shares issued and outstanding, respectively.	1,943	1,931
Additional paid-in capital	2,784,416	2,743,560
Accumulated deficit	(652,876)	(651,083)
Accumulated other comprehensive loss	(9,222)	(3,016)
Total stockholders’ equity	2,124,261	2,091,392
Total liabilities and stockholders’ equity	$6,625,363	$6,256,675

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,793)	$(579,369)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	228,883	235,124
Deferred income taxes	(13,560)	(139,941)
Share-based compensation	37,291	334,339
Non-cash rent expense	38,534	22,602
Impairment charges associated with long-lived assets	2,062	2,076
(Gain) loss on disposal of property and equipment, net	(99,974)	2,746
Loss on debt extinguishment	—	40,993
Write-off of debt discounts and issuance costs	—	28,568
Amortization of debt discounts and issuance costs	7,873	9,590
Changes in operating assets and liabilities	3,372	26,717
Other	(1,719)	(3,474)
Net cash provided by (used in) operating activities	200,969	(20,029)
Cash flows from investing activities:
Capital expenditures	(591,178)	(328,909)
Acquisitions, net of cash acquired	—	(9,529)
Proceeds from sale-leaseback transactions	351,850	73,981
Other	(4,214)	(5,462)
Net cash used in investing activities	(243,542)	(269,919)
Cash flows from financing activities:
Proceeds from borrowings	20,084	1,907,577
Repayments of debt	(25,644)	(2,178,004)
Proceeds from revolving credit facility	805,000	159,000
Repayments of revolving credit facility	(785,000)	(253,000)
Repayments of finance lease liabilities	(1,404)	(1,514)
Proceeds from financing obligations	21,350	—
Proceeds from the issuance of common stock, net of issuance costs	—	701,926
Proceeds from stock option exercises	3,755	—
Increase in debt discounts and issuance costs	(43)	(47,586)
Other	(1,300)	—
Net cash provided by financing activities	36,798	288,399
Effect of exchange rates on cash and cash equivalents	(353)	(9)
Decrease in cash and cash equivalents	(6,128)	(1,558)
Cash and cash equivalents—beginning of period	31,637	33,195
Cash and cash equivalents—end of period	$25,509	$31,637

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Membership Data
Center memberships	725,206	649,373	725,206	649,373
Digital On-hold memberships	51,470	74,767	51,470	74,767
Total memberships	776,676	724,140	776,676	724,140

Revenue Data
Membership dues and enrollment fees	72.5%	71.8%	70.7%	70.5%
In-center revenue	27.5%	28.2%	29.3%	29.5%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$334,798	$253,527	$1,251,693	$907,111
In-center revenue	127,224	99,417	517,827	379,523
Total Center revenue	$462,022	$352,944	$1,769,520	$1,286,634

Average Center revenue per center membership (1)	$640	$536	$2,528	$2,098
Comparable center sales (2)	26.0%	52.0%	33.0%	35.3%

Center Data
Net new center openings (3)	5	(4)	10	2
Total centers (end of period) (3)	161	151	161	151
Total center square footage (end of period) (4)	16,000,000	15,000,000	16,000,000	15,000,000

GAAP and Non-GAAP Financial Measures
Net income (loss)	$13,726	$(304,770)	$(1,793)	$(579,369)
Net income (loss) margin (5)	2.9%	(84.5)%	(0.1)%	(44.0)%
Adjusted EBITDA (6)	$107,027	$48,022	$281,724	$80,299
Adjusted EBITDA margin (6)	22.6%	13.3%	15.5%	6.1%
Center operations expense	$253,825	$218,776	$1,068,208	$844,098
Pre-opening expenses (7)	$3,103	$1,717	$12,399	$7,021
Rent	$66,060	$55,271	$245,226	$209,823
Non-cash rent expense (open properties) (8)	$12,887	$6,136	$27,737	$9,959
Non-cash rent expense (properties under development) (8)	$(1,657)	$4,920	$10,797	$12,643
Net cash provided by (used in) operating activities	$75,649	$(4,707)	$200,969	$(20,029)
Free cash flow before growth capital expenditures (9)	$13,720	$(44,172)	$19,226	$(143,630)
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center sales purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. As of December 31, 2022, all of our 161 centers were open.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The square footage figures exclude areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net income (loss) margin is calculated as net income (loss) divided by total revenue.
(6)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, loss (gain) on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss)	$13,726	$(304,770)	$(1,793)	$(579,369)
Interest expense, net of interest income (a)	28,805	48,372	113,537	224,516
Provision for (benefit from) income taxes	2,631	(81,477)	(825)	(140,344)
Depreciation and amortization	57,203	58,119	228,883	235,124
Share-based compensation expense (b)	4,077	327,380	37,291	334,339
COVID-19 related expenses (credits) (c)	2,119	(1,179)	3,056	(1,589)
Loss (gain) on sale-leaseback transactions (d)	535	(677)	(97,632)	2,380
Capital transaction costs (e)	—	2,316	255	2,904
Legal settlements (f)	—	—	—	(44)
Other (g)	(2,069)	(62)	(1,048)	2,382
Adjusted EBITDA	$107,027	$48,022	$281,724	$80,299
(a)    During the year ended December 31, 2021, we incurred a non-cash expense of $41.0 million related to the extinguishment of our related party secured loan and $28.6 million related to the write-off of debt discounts and issuance costs of our prior term loan facility, our previous senior unsecured notes and our related party secured loan. In June 2020, we closed on an approximate $101.5 million secured loan from an investor group comprised solely of our stockholders or their affiliates. The secured loan carried an interest rate of 12.0% and was scheduled to mature in June 2021. In January 2021, we extinguished the related party secured loan plus accrued interest with a book value of $108.6 million by converting the loan into approximately 5.4 million shares of our Series A Preferred Stock, which had a fair value of $149.6 million, as determined by an independent third-party valuation, at the time of conversion. Accordingly, we booked a $41.0 million loss upon conversion.
(b)    Share-based compensation expense recognized during the year ended December 31, 2022, is associated with stock options, restricted stock, restricted stock units and our employee stock purchase plan (“ESPP”) that launched on December 1, 2022. A significant portion of the share-based compensation expense that we recognized during the year ended December 31, 2021, is associated with stock options that were granted prior to 2021. As of the effective date of our initial public offering (“IPO”) in October 2021, these stock options became fully vested, and they became exercisable either immediately or on April 4, 2022, subject to continued service through such date. Accordingly, during the period from the effective date of IPO through April 4, 2022, we recognized share-based compensation expense associated with these stock options in an amount equal to the proportion of the total service period that passed from the respective grant dates associated with each of these stock option awards through April 4, 2022. Because the exercisability of these stock options was contingent upon the occurrence of a change of control or an initial public offering, no share-based compensation expense associated with these stock options was recognized prior to the IPO.
(c)    Represents the incremental net expenses (credits) we recognized related to the COVID-19 pandemic. We adjust for these costs as they do not represent costs associated with our normal ongoing operations. We believe that adjusting for these costs provides a more accurate and consistent representation of our actual operating performance from period to period. For the year ended December 31, 2022, COVID-19 related expenses primarily consisted of site development cost write-offs and legal-related costs in pursuit of our claim against Zurich. For the year ended December 31, 2021, COVID-19 related credits primarily consisted of the recovery of certain qualifying expenses under the CARES Act, partially offset by COVID-19 legal-related costs in pursuit of our claim against Zurich.
(d)    We adjust for the impact of gains or losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(e)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature but excluding direct costs related to the IPO that were netted against the proceeds of the IPO.
(f)    We adjust for the impact of large class action and unusual legal settlements paid or recoveries received. These are non-recurring in nature and do not reflect costs associated with our normal ongoing operations.
(g)    Includes costs associated with severance and other transactions that are unusual and non-recurring in nature.
(7)    Represents non-capital expenditures associated with opening new centers which are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(8)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(9)    Free cash flow before growth capital expenditures, a non-GAAP financial measure, is calculated as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.
The following table provides a reconciliation from net cash provided by (used in) operating activities to free cash flow before growth capital expenditures (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$75,649	$(4,707)	$200,969	$(20,029)
Center maintenance capital expenditures	(40,196)	(18,887)	(98,111)	(61,932)
Corporate capital expenditures	(21,733)	(20,578)	(83,632)	(61,669)
Free cash flow before growth capital expenditures	$13,720	$(44,172)	$19,226	$(143,630)

Capital Expenditures Summary
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Growth capital expenditures, net of construction reimbursements (1)	$119,303	$87,703	$409,435	$205,308
Center maintenance capital expenditures	40,196	18,887	98,111	61,932
Corporate capital expenditures	21,733	20,578	83,632	61,669
Total capital expenditures	$181,232	$127,168	$591,178	$328,909
(1)    Growth capital expenditures include new center land and construction, growth initiatives, major remodels of acquired centers and the purchase of previously leased centers.

Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Proceeds from sale-leaseback transactions (1)	$—	$—	$373,200	$73,981
(1)    Sale-leaseback proceeds for the year ended December 31, 2022, includes $21.4 million that was recognized as financing obligations and reported within financing activities on our consolidated statement of cash flows.
Reconciliation of Net Loss to Adjusted EBITDA Guidance for First Quarter 2023
($ in millions)
(Unaudited)

Three Months Ended
March 31, 2023
Net income	$10 - $11
Interest expense, net of interest income	31 - 30
Provision for (benefit from) income taxes	4 - 5
Depreciation and amortization	58 - 59
Share-based compensation expense	5 - 5
Adjusted EBITDA	$108 - $110